Exhibit 10.20

PROGRAM PRODUCTION AND TELEVISING AGREEMENT

This Program Production and Televising Agreement (this “Agreement”), dated as of July 25, 2008 (the “Effective Date”) is between WPTE ENTERPRISES, INC. (“WPTE”) with offices at 5700 Wilshire Boulevard, Suite 350, Los Angeles, California 90036 and NATIONAL SPORTS ProGRAMMING (“FSN”), owner and operator of the Fox Sports Net programming service with offices at 10201 West Pico Blvd., Building 103, Los Angeles, California 90035. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and the mutual promises contained herein, WPTE and FSN (each a “Party” and collectively the “Parties”) agree to be bound by the following terms and conditions:

BACKGROUND

A.	WPTE is the owner of the website currently located at URL ClubWPT.com including all versions of such website (together with all software included therein, the “Website”). WPTE has also entered into agreements with various third parties by which such third parties have the right to create various “skin sites” that operate on the Website’s network software (“Skins”). For avoidance of doubt, any skin site in which WPTE has an ownership interest shall be considered to be part of the “Website”.

B.	WPTE’s development of the Website business includes, as essential elements thereof, distribution of television programs containing Website promotion and branding and promotion of the Website on popular websites.

C.	FSN produces, distributes, promotes and telecasts television programs including, but not limited to, sports related television programs.

D.	WPTE, directly or through the services of a third party, is organizing, staging and promoting the Events (as defined below).

E.	WPTE desires FSN’s assistance to film, co-produce and make television programs of the Events (the “Programs” as defined in Section 2 below), and telecast the Programs via FSN in the Domestic Territory (as defined below).

F.	WPTE desires that FSN promote the Website and the Programs on FoxSports.com.

1.	EVENTS.

a.       During the Test Period (as defined in Section 3), WPTE will organize, stage and promote poker tournaments (the “Events”) sufficient to provide enough programming consistent with FSN’s usual programming standards for at least thirteen (13) 1-hour television programs available for initial distribution over thirteen (13) consecutive weeks. During each Year of the Regular Term (as such terms are defined in Section 3), WPTE will organize, stage and promote Events sufficient to provide enough programming consistent with FSN’s usual programming standards for at least forty (40) hours of television programming; provided, however, if WPTE does not conduct such Events then Section 2(f) shall apply. WPTE and FSN shall mutually agree upon the format of the Events which is currently anticipated to be Texas Hold’em poker and may be changed from time to time. The Events will feature participants from the United States and around the world who have qualified on the Website or through other selection methods designed to increase viewer interest and allow viewer participation in the Events (each participant in an Event, a “Participant”). For purposes of the Agreement, “Events” includes all events and activities related to the applicable Event occurring at, or contiguous to, the Event site (a “Site”). WPTE must secure any and all necessary and required approvals and sanctions for the Events and the Sites. FSN shall not be liable for any costs or expenses in connection with the Events or the Sites.

b.       WPTE may subcontract with third parties to organize, stage and promote the Events, provided, however, WPTE shall remain directly responsible for its obligations to FSN set forth herein. WPTE will stage the Events at such times as to provide FSN with sufficient time, as determined by FSN in good faith, to produce and distribute the Programs thereof as required pursuant to Section 7(a) of this Agreement.

c.       The Sites for the Events will be chosen by WPTE after good faith consultation with FSN with consideration given to the Sites’ effect on production costs. Upon WPTE’s request, FSN shall evaluate the production issues related to prospective Sites and advise WPTE of potential additional costs related to the Sites.

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2.	Engagement AND PRODUCTION BUDGET.

a.       WPTE hereby engages FSN to produce, and FSN hereby accepts such engagement to produce in accordance with the terms of this Agreement:

i.	During the Test Period, thirteen (13) 1-hour television programs featuring Events (the “Test Programs”); and

ii.	During each Year of the Regular Term, forty (40) hours of television programming featuring Events (together with the Test Programs, “Programs”).

FSN and WPTE may mutually agree to produce additional Programs beyond the number of hours set forth above.

b.       WPTE shall be responsible for all costs of the filming, making and production of the Programs; and except as set forth herein with respect to certain overages, . FSN and WPTE shall jointly develop a mutually-approved budget for production of the Programs. Such budget shall be sufficient to produce programming consistent in quality with FSN’s programming of a similar nature. WPTE shall pay FSN all costs of production of the Programs as set forth in the budget prior to FSN committing to or incurring such costs (such paid and not refunded production costs together with overages paid by WPTE, if any, the “Production Costs”). FSN agrees that the budget shall not include any executive producer or similar fee payable to FSN or any of its employees or related parties. For purpose of clarification, under no circumstances may there be a profit margin for FSN in connection with the production of the Programs but WPTE acknowledges that third-party contractors will require compensation beyond direct costs and such third-party costs will be included in the budget. FSN shall not be obligated to begin production of a group of Programs prior to receipt of the Production Costs accrued for such group of Programs from WPTE.

c       In cases of underages or overages, WPTE shall be refunded all underages and shall pay all overages that WPTE pre-approves in writing or any overages which are caused by a Force Majeure Event (as defined in Section 18), provided FSN uses reasonable efforts to mitigate the costs associated with such Force Majeure Event. FSN is responsible for the costs of all other overages.

d.       FSN shall establish the mechanics for, and shall ensure that FSN accurately maintains throughout production of the Programs, at least the following records, in the English language, and fairly reflecting, in reasonable detail, all transactions and dispositions of funds expended, committed or received in connection with the production of the Programs: (1) a general ledger, together with all supporting documents (including without limitation receipts, invoices and contracts); (2) a running inventory of all property of whatever nature acquired or disposed of in the course of production; (3) a running inventory list of all outstanding commitments, together with all supporting documents (including without limitation invoices and contracts); (4) detailed records with respect to all applicable local, state and Federal withholding tax requirements (with which FSN hereby agrees to comply), including without limitation copies of all time cards; and (5) all other customary bookkeeping records maintained by FSN during the production of a television program intended for distribution by FSN.

e.       WPTE shall have the right to audit the production expenses at any time prior to one (1) year after the end of production of the applicable group of Programs, at WPTE's sole cost and expense, including, without limitation, the right to assign an auditor(s) to be physically present at the production offices and on location on a full or part-time basis throughout production and post-production with respect to all aspects of production of the Programs, provided that such auditor(s) do not materially interfere with FSN’s day-to-day operations and/or production of the Programs, and FSN shall therefore maintain all information, agreements, documents, books and records relating thereto for and on behalf of WPTE and shall deliver all such items to WPTE upon WPTE's reasonable request.

f.       Notwithstanding the foregoing, if during any Year of the Regular Term WPTE determines that it will either (i) not stage any Events or a number of Events insufficient to provide enough content for forty (40) hours of original programming, or (ii) not pay the Production Costs for the production of forty (40) hours of original programming, then (A) WPTE shall provide FSN with written notice of such determination at least ninety (90) days prior to the date the affected Programs would have been scheduled for initial air, (B) FSN shall be relieved of its obligations to produce or distribute the affected Programs (i.e., the Programs that were not produced because the underlying Events were not staged or the applicable Production Costs were not paid), (C) WPTE shall not be deemed to be in breach of this Agreement and (D) the other terms of this agreement, including payment of the Fee and the online promotion obligations set forth in Section 8(c), shall continue without disruption.

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3.	TERM.

a.                Test Period. The “Test Period” shall be the period from the Effective Date until the earlier of (i) the date sixty (60) days after FSN’s initial airing of the 13th Test Program during the Test Period and (ii) the date specified by FSN in the Option Notice (as defined below).

b.                Option and Regular Term. FSN shall have the option (the “Option”), exercisable in writing (the “Option Notice”) during the sixty (60) day period beginning immediately after the initial airing of the 13th Test Program during the Test Period (the “Option Exercise Period”), to (i) extend this Agreement through the Regular Term or (ii) end the Test Period and terminate the Agreement as of a date during the Option Exercise Period specified by FSN. If FSN does not deliver an Option Notice to WPTE then the Agreement shall terminate at the conclusion of the Test Period, provided that FSN shall not be relieved of its obligation to air the Test Programs pursuant to Section 7. If FSN exercises the Option, the “Regular Term” shall begin on the date specified by FSN in the Option Notice, but in no event later than sixty (60) days after initial airing of the 13th Test Program, and continue indefinitely until terminated pursuant to the terms of this Agreement. As used in this Agreement, “Years” shall be consecutive twelve (12) month periods during the Regular Term with the first Year commencing at the beginning of the Regular Term.

c.                The “Term” shall mean the Test Period, and, if the Option is exercised, the Regular Term until terminated pursuant Sections 11, 12 or 19.

4.	PRODUCTION & EVENT ACCESS.

a.       Subject to the terms of this Agreement, FSN shall have the exclusive right, and the obligation, to produce the Programs.

b.       Subject to the terms of this Agreement, FSN and WPTE shall exercise joint creative control over the production and format of the Programs. Each Program will contain the sponsorship elements set forth in Section 8(a). Notwithstanding anything in the Agreement to the contrary, each Program will be subject to FSN’s standards and practices review and requirements.

c.       FSN and WPTE shall mutually agree upon all signage at the Events appearing within the televised area of the Site. Any and all signage (including Site-allotted signage), banners, mentions, or other promotion appearing within the televised area of the Events (e.g., on Participant bodies, hats, clothing, on the Event cards, the Event tables, in the Site background) must comply with all FSN standards and practices policies, including, without limitation, FSN’s prohibition of direct or indirect gambling website promotions. The Parties acknowledge Website signage shall appear at the Event.

d.       WPTE shall be solely responsible to: (i) promptly pay any and all costs and fees in connection with the Events or the Sites (including, without limitation, costs and fees in connection with any personnel that WPTE or the Site provides in connection with an Event, worker’s compensation insurance, any other governmentally mandated insurance, andSite security, including without limitation, enforcing FSN’s prohibition of electronic equipment (e.g., cell phones, pagers, palm pilots, ear pieces, etc.) during Program production periods;any required compensation to the Participants and any officials involved in the Events, including, without limitation and as appropriate, all air travel for the Participants and the prize pool. As a material provision of the Agreement, WPTE shall ensure that all Site and Event arrangements accord with FSN’s rights under the Agreement. Upon request, WPTE will provide to FSN copies of the documents that confirm all Site and Event arrangements.

e.       WPTE shall ensure that FSN receives access, without charge and without limitation, to all elements of the Events, including without limitation, suitable space and locations, as FSN may determine at the time of its advance technical survey of the Site, for its announcers and other personnel and related equipment to be used by FSN in connection with its production of the Programs. WPTE shall provide as many proper working credentials and parking spaces as close to the Site as possible as FSN reasonably requests. FSN shall be entitled to preferential locations (and the first and preferential right to choose such locations) for its cameras and other equipment as reasonably needed by FSN to produce each Program. FSN shall have the right to install, maintain and remove from the applicable Site and the surrounding premises such wires, cables and equipment as may be necessary for its coverage of the applicable Event. FSN shall have the right to bring on to, or adjacent to, the applicable Site mobile units for the transportation of equipment and personnel.

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f.       WPTE understands and agrees that FSN may subcontract out any and all of the production services to be provided by FSN to WPTE under this Agreement; provided, however, that FSN shall remain liable for its obligations to WPTE, and further provided that FSN shall secure documentation from any subcontractors, as necessary.

5.	RIGHTS & CLEARANCES.

a.       WPTE represents, warrants and covenants to FSN that it has obtained, or will obtain in a timely manner (together with FSN’s reasonable and timely assistance and cooperation where necessary and requested), any and all necessary worldwide rights, licenses, clearances and permissions in perpetuity for anything (i) related to the conduct of the Events to enable FSN to exercise its rights hereunder, including, without limitation, any and all required rights, clearances and permissions necessary to use all names, likenesses, trademarks, service marks or other intellectual property connected with the Sites, the Events, the Participants and all entities related thereto (including the inclusion thereof in the Programs) or (ii) requested by WPTE for inclusion in the Programs.

b.       Subject to Section 5(a), FSN represents, warrants and covenants to FSN that it has obtained, or will obtain in a timely manner, any and all necessary worldwide rights, licenses, clearances and permissions in perpetuity for all elements related to the production and broadcast of the Programs.

c.        Except as otherwise specifically provided in this Agreement or mutually agreed by the Parties, FSN shall not be obligated to make any payment of any nature whatsoever to WPTE or anyone else related to the Events.

d.       With the prior consent of the other Party, which shall not be unreasonably withheld, the Parties may release, from time to time, press statements and marketing materials that mention both Parties. The Parties agree to cooperate in creation of such press statements and marketing material.

6.	OWNERSHIP AND LICENSE.

a.       WPTE shall be the sole and exclusive worldwide owner of all rights in the Programs and all elements thereof and all translations and localizations thereof except for FSN’s proprietary marks used in the Programs, if any, and FSN’s proprietary rights used in the production of the Programs; provided, however, FSN hereby grants WPTE a non-exclusive license to include such FSN proprietary rights as part of the Programs; provided, further, FSN acknowledges and agrees that WPTE has the non-exclusive right to use the Program format independently of the production of the Programs. FSN shall do all things and execute all documents, including procuring the doing of such things and the execution of such documents to ensure that the legal and beneficial title in the Programs and all elements thereof vest solely and exclusively in WPTE. Notwithstanding the above, WPTE may not use, televise or otherwise exploit any version of the Programs that contain FSN logos or FSN references unless WPTE receives FSN’s prior written consent or removes such FSN logos or FSN references from the Programs; provided, however, FSN shall provide WPTE with a version of the Programs that does not contain FSN logos or FSN references upon written request.

b.       For the avoidance of doubt, each Party shall retain the sole and absolute ownership of its own intellectual property and proprietary rights and except as expressly provided herein, no other right of use or license is granted or implied.

7.	DISTRIBUTION AND EXHIBITION.

a.       Except as set forth in Section 7(c) below, FSN has the exclusive rights to use, televise and otherwise exploit the Programs in the United States and its territories, possessions, commonwealths and military installations (the “Domestic Territory”) during the Term. FSN shall use commercially reasonable efforts to initially telecast each Program produced pursuant to Section 2(a) (i.e., thirteen (13) Test Programs in the Test Period and forty (40) hours of Programs each Year of the Regular Term) in a minimum of fifty million (50,000,000) homes on regional sports networks carrying FSN programming (“Regionals”). FSN shall use commercially reasonable efforts to clear the initial telecast of each Program on the Regionals on Saturday nights between 11:00 p.m. and 1:00 a.m. (local time) with a tentative premiere date for the first Program in the Test Period during August or September, 2008. FSN will re-telecast each Program at least two (2) times in addition to the initial telecast. If a Regional that is clearing a Program is unable to clear such Program as set forth above, FSN shall use commercially reasonable efforts to ensure that such Regional clears such Program during a similar time period or as close to the time period as reasonably practicable. Such schedule may be preempted by prior Regionals commitments, live event programming, or other programming. For avoidance of doubt, FSN shall have the unlimited right, but no obligation, to re-telecast each Program, or any portion thereof, at various times, on any Fox-affiliated programming service or by any other means of distribution within the Domestic Territory. As used in this Section, “commercially reasonable efforts” shall not mean that FSN is relieved of its clearance or time placement obligations under this Section in order to take commercial advantage of the clearance and time slots anticipated for airing of the Programs (e.g., deal shopping).

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b.       FSN shall have the right to suspend the performance of its distribution obligations set forth in Section 7(a) at any time that WPTE is in breach of a material term or condition of this Agreement.

c.       Notwithstanding FSN’s exclusive distribution rights in the Domestic Territory, WPTE shall have the right to distribute portions of the Programs in any and all media with the exception of any manner of television distribution in the Domestic Territory for purposes of promoting the Programs and the Website. For avoidance of doubt, WPTE retains its full rights to the Programs outside of the Domestic Territory. Except as expressly provided otherwise in this Agreement, during the Term WPTE will not cause, authorize, license or permit any distribution or exhibition of the Events, any programs created therefrom or any portion of either in any form or location by any means or media or any promotion thereof in the Domestic Territory without the prior written approval of FSN.

8.	PROMOTION.

a.       In-Program Promotion: The Website shall receive: (i) title sponsorship of each Program; (ii) two (2) billboards within each Program; (iii) four (4) sponsored elements (e.g., entitlements) within each Program; (iv) an average of four (4) audio mentions of the Website’s sponsorship of the Program each hour of each Program; (v) an average of four (4) video bumpers each hour of each Program; and (vi) the Website logo on the poker table (collectively, the “Promotional Elements”); all subject to the terms and conditions of this Agreement. FSN shall consult in good faith with WPTE on the implementation of the Promotional Elements. All Promotional Elements within each Program shall be exclusive to the Website.

b.       Commercial Inventory:

i.	WPTE will receive four (4) thirty-second (:30) spots (a total of 2 minutes) of national commercial inventory in each hour of each Program during the distribution of each Program on the FSN Programming Service for the promotion of the Website. WPTE will receive national and regional commercial inventory exclusivity in each Program for poker or other casino or gaming membership websites (which the Parties acknowledge does not include tutorial or “.net” websites, including, without limitation, FullTiltPoker.net, PokerStars.net, UltimateBet.net, MansionPoker.net, PartyPoker.net, AbsolutePoker.net, etc. (“Tutorial Advertisers”), which are subject to Section 8(b)(ii) below), subject to ad inventory that is not controlled by FSN (i.e., local advertising inventory reserved for cable operators and other distributors of FSN programming). For each replay of an Episode edited to a shorter duration, the number of WPTE’s thirty-second (:30) spots will be reduced proportionately. The Parties shall mutually agree in advance upon the inclusion in any Program of any sponsorships, commercials, advertising, billboards and sponsored features of any kind or nature by any means now known or hereafter devised; provided, however, FSN has the right to insert elements such as a lower third graphic promoting FSN’s and FSN affiliates’ programming.

ii.	With respect to each telecast of a Program, FSN shall not (A) provide national or regional commercial inventory to more than one (1) Tutorial Advertiser, and (B) provide more than four (4) thirty-second (:30) spots to such Tutorial Advertiser; provided, however, solely with respect to the initial telecast of each of the Test Programs, FSN agrees that such initial telecasts shall not contain any Tutorial Advertisers in national or regional commercial inventory.

iii.	All use by WPTE of such commercial inventory and the content of all commercials, billboards, features, signage and promotions are subject to (A) Federal Communications Commission regulations and all other applicable federal and state regulations, (B) News Corporation and Fox Sports Net advertising regulations, and (C) FSN’s prior approval (which shall not be unreasonably withheld or withheld in a manner inconsistent with similar network programming).

iv.	To ensure inclusion within the Program, all WPTE commercial inventory must (A) satisfy FSN’s technical delivery requirements, as such requirements may be revised from time to time, (B) be delivered to FSN at least ten (10) business days prior to the premiere of each Program on the FSN programming service, and (C) consist of an assortment of commercial advertisements appropriate for the number of spots to be aired. In the event that WPTE’s commercial advertisements are not properly delivered in a timely manner, FSN shall have no obligation to telecast such advertisements.

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c.       Online Promotion: Beginning on or before the initial airing of the first Test Program and continuing throughout the Term, FSN shall place a banner advertisement or similar presence promoting the Website on the main page of the website located at URL FoxSports.com. To the extent that FoxSports.com determines that promotion of the Website is contrary to its business and legal affairs policy then the promotion of the Website may be replaced with promotion of the Programs. FSN represents that as of the Effective Date, promotion of the Website is not contrary to FoxSports.com business and legal affairs policy. During the Term, FoxSports.com will not operate a poker membership website nor promote any poker membership website other than the Website and shall use commercially reasonable efforts to prevent the display on FoxSports.com of any advertising for any poker membership website other than the Website.

d.       FSN shall have the right to suspend the performance of its obligations set forth in this Section 8 at any time that WPTE is in breach of a material term or condition of this Agreement.

9.	EXCLUSIVITY.

a.       During the Term, FSN shall not engage, either on its own or by partnering with a third-party, in the operation or promotion of any paid subscription based, poker (which the parties acknowledge does not include the card game Tua La Ji sometimes referred to as “Traktor Poker” but does include all types and variations of poker) and/or blackjack membership website competitive with the Website (a “Competitive Site”), nationally distribute commercial inventory advertising a Competitive Site or nationally distribute programs sponsored by a Competitive Site. WPTE acknowledges that individual Regionals are not restricted from entering into separate agreements for the distribution of programming and individual Regionals and cable operators and other distributors of FSN programming are not restricted with respect to sales of their commercial inventory.

b.       During the Term, WPTE shall not operate, either on its own or by partnering with a third-party, any Competitive Site that is available to players in the United States; provided, however, the Parties acknowledge that for purposes of this Agreement a “Competitive Site” or membership website shall not include any type of real-money wagering site or free entry site (whether or not poker or blackjack related) or any type of paid subscription site that does not involve playing poker and/or blackjack for prizes (e.g., a paid subscription for monthly poker tips on WorldPokerTour.com). If despite the foregoing restriction WPTE does operate a Competitive Site that is available to players in the United States other than Website then FSN shall participate in the Net Revenue (as defined in Section 10) of such website in the same (or equivalent) manner as set forth in Section 10 with respect to the Website.

10.	CONSIDERATION.

a.	Defined Terms.

i.	“Affiliate” means entities that are unrelated to WPTE (i.e., entities in which WPTE does not hold any direct or indirect equity or profits interest other than payment to the Affiliate in connection with the Website) that receive financial compensation for increasing the number of Website members.

ii.	“Affiliate Cost” means the total amount of Gross Membership Revenue actually paid to Affiliates in connection with their involvement in the Website, plus all actual out-of-pocket set-up costs incurred and paid by WPTE to link the Affiliate to the Website.

iii.	“Fee” means for a given month, Forty-Five percent (45%) of Net Revenue, if any.

iv.	“Gross Membership Revenue” means all membership fees paid by users of the Website in a given month less (i) any applicable sales or services taxes; (ii) bad debt including credit card charge backs; and (iii) refunds.

v.	“Gross Skin Revenue” means, for a given Skin, all revenue earned by WPTE in connection with such Skin.

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vi.	“Monthly Report” means a detailed monthly report of the operation of the Website and the Skins which shall include, at a minimum, the following information: (A) Gross Membership Revenue, (B) UBT Cost, (C) Affiliate Cost, (D) Other Club Revenue, (E) Net Other Club Revenue, (F) current Production and Event Cost (Test Programs only), (G) Production and Event Cost (Test Programs only) from prior months, if any, carried over to the current month, (H) Net Membership Revenue, (I) Gross Skin Revenue for each Skin, (J) Skin Cost for each Skin, (K) Net Skin Revenue for each Skin, (L) Net Revenue and (M) the Fee for the month.

vii.	“Net Membership Revenue” means Gross Membership Revenue plus Net Other Club Revenue less UBT Cost and Affiliate Cost.

viii.	“Net Other Club Revenue” means Other Club Revenue less actual third party merchandise manufacturing and agency costs.

ix.	“Net Revenue” means Net Membership Revenue plus Net Skin Revenue for each Skin, if any.

x.	“Net Skin Revenue” means, for a given Skin, Gross Skin Revenue after WPTE has recouped its Skin Cost.

xi.	“Other Club Revenue” means all non-membership revenue earned by WPTE on or in connection with the Website (e.g., merchandise); provided, however, Other Club Revenue shall not include license fees received by WPTE for international distribution of the Programs or Production and Event Revenue. For avoidance of doubt, WPTE shall be entitled to collect and retain Production and Event Revenue (subject to Section 4(d)) and such Production and Event Revenue shall not be subject to FSN’s participation.

xii.	“Skin Cost” means, for a given Skin, all actual out-of-pocket set-up costs incurred and paid by WPTE to establish and link such Skin to the Website’s network software that has not been recouped by WPTE out of Skin Gross Revenue.

xiii.	“UBT Cost” means the total amount of Gross Membership Revenue actually paid to Ultimate Blackjack Tour, LLC (“UBT”) for operation of the Website (i.e., prize pool, club content, finance charges, compliance fees and UBT profit share).

b.       In consideration of FSN’s obligations hereunder, WPTE will (i) provide FSN with the Monthly Report within thirty (30) days of the end of each month and (ii) pay FSN the Fee for each month as set forth in this Section.

c.       WPTE shall be entitled to recoup from Net Revenue the Production and Event Cost incurred by WPTE in connection with the production of the Test Programs and the staging of the Events underlying the Test Programs less any Production and Event Revenue received by WPTE. WPTE shall recoup such Production and Event Cost prior to the calculation and payment of the Fee. To the extent that Net Revenue during the Test Period is insufficient to recoup such Production and Event Cost, then the unpaid Production and Event Cost shall be recouped out of Net Revenue during the Regular Term. For avoidance of doubt, WPTE shall not be entitled to recoup from Net Revenue Production and Event Cost in connection with any Programs other than the Test Programs.

d.	The Fee shall be paid and remitted to:

National Sports Programming

File 55434

Los Angeles, CA 90074-5434

or by electronic wire to:

Bank of America

1850 Gateway Blvd.

Concord, CA 94520

Bank Name..................................Bank of America

Account Name...........................National Sports Partners

Account Number........................12332-26465

Routing Number.........................121-000-358

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FSN must receive payment of the Fee for a given month within thirty (30) days of WPTE’s receipt of the Net Revenue for such month, but in no event later than forty-five (45) days after the end of such month; provided, however, so long as WPTE uses commercially reasonable efforts to collect Net Revenue, to the extent WPTE has not received the Net Revenue attributable to such month, WPTE shall be allowed to delay payment of a pro rata portion of the Fee. Subject to the preceding sentence, if payment of any portion of the Fee is past due by more than fifteen (15) days, FSN may elect to suspend performance of its obligations in this Agreement or terminate this Agreement and, in such event, have no further obligations to WPTE.

11.	WEBSITE RESTRICTIONS: ANTI-GAMBLING. WPTE represents, warrants and covenants that:

a.       Neither the Website nor WPTE’s commercial inventory spots shall contain any reference, whether written or otherwise, to any entity, party or website (including, without limitation, any WPTE owned, controlled, affiliated and/or operated website or any website owned by any parent or affiliated entity of WPTE or under common control with WPTE or any third party website) that aids, abets, facilitates, promotes, provides an advertisement for and/or enables any form of wagering/gambling in the Domestic Territory or conducts or facilitates any activity that is in violation of any United States Federal, state or local law, rule or regulation.

b.       The Website does not and will not aid, abet, facilitate, promote, provide an advertisement for or otherwise enable any wagering/gambling activities and does not and will not “link,” directly or indirectly, to or otherwise direct a viewer to any other website that enables wagering/gambling activities in the Domestic Territory. WPTE shall not make any material change to the Website without the prior written approval of FSN. For purpose of clarity, material changes do not include banner updates, graphical changes, or the addition of content of the same nature as currently exists on the Website.

c.       WPTE’s commercial inventory spots, as delivered by WPTE, shall not make any reference to any website other than the Website and shall not in any way aid, abet, facilitate, promote or otherwise enable any wagering/gambling activities (e.g., by making any references to any online wagering/gambling site or by providing a telephone number to a wagering/gambling business, etc.).

d.       Without limiting any other right reserved for FSN under this Agreement, in the event WPTE breaches any of the representations, warranties or covenants in this Section 11, FSN may immediately suspend its obligations pursuant to this Agreement, and if WPTE fails to cure such breach within forty-eight (48) hours of receiving written notice then FSN shall have the right to immediately terminate this Agreement upon notice to WPTE. If a prosecutor or other law enforcement official formally charges or alleges that the Website is an illegal gambling operation or in the event WPTE breaches this Section 11 twice within any twelve (12) month period, FSN shall have the right to immediately terminate this Agreement upon notice to WPTE. Without limiting FSN’s rights as set forth in this Agreement, at law or in equity, WPTE acknowledges and agrees that FSN shall be entitled to injunctive relief to enforce the restrictions set forth in this Section 11.

12.	WEBSITE RESTRICTIONS: SWEEPSTAKES COMPLIANCE. WPTE represents, warrants and covenants that:

a.       WPTE shall operate the Website in compliance with all applicable sweepstakes and anti-lottery laws in each jurisdiction in which it does business.  WPTE shall at all times offer a free alternative method of entry (an “AMOE”) that is of “equal dignity” (as such term is commonly understood in the sweepstakes industry) with the subscription method of entry for each tournament that is available on the Website.    The AMOE shall be clearly and conspicuously disclosed on the Website.  In addition to being eligible to enter tournaments, members of the Website who pay the subscription fee will be offered member benefits in the form of a package of bona fide products or services that are comparable to or more favorable for the members than the member benefits offered on the Effective Date of this Agreement. WPTE will not market or otherwise attempt to convert AMOE players into members of the Website.  For avoidance of doubt, FSN shall have no involvement in, or responsibility for, the operation of the Website, the implementation of the AMOE or the administration of any tournaments.

b.       Without limiting any other right reserved for FSN under this Agreement, in the event WPTE breaches any of the representations, warranties, covenants or obligations under this Section 12, FSN may immediately suspend its obligations pursuant to this Agreement, and if WPTE fails to cure such breach within fifteen (15) days of receiving written notice then FSN shall have the right to immediately terminate this Agreement upon notice to WPTE. In the event WPTE breaches this Section 12 twice within any twelve (12) month period, FSN shall have the right to immediately terminate this Agreement upon notice to WPTE.

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13.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

a.       WPTE represents, warrants and covenants to FSN that (i) WPTE has the full power and authority to make and perform the Agreement and WPTE will perform its duties hereunder in compliance with all terms and conditions herewith; (ii) the making or performance of the Agreement does not violate any agreement between WPTE and any third party; (iii) the rights FSN has acquired, and its use of those rights, will not infringe on or violate any copyright, trademark, right of privacy, publicity or other literary or dramatic or any other right of any third party; (iv) WPTE will do nothing to interfere with or impair FSN’s rights in the Agreement; (v) WPTE shall operate the Website in compliance with all applicable laws and regulations in each jurisdiction in which it does business; (vi) the Events will be sanctioned by any applicable organizations and authorities having jurisdiction over such Events, and the Events will be conducted according to all applicable rules and regulations of such organizations and authorities; and (vii) WPTE (directly or through a third party, if applicable) has or will enter into agreements with each Participant (“Participant Agreements”) binding such Participant to all applicable terms of this Agreement, and making FSN express third party beneficiaries to the Participant Agreements in connection with the Programs. Additionally, WPTE represents, warrants and covenants to FSN that it has obtained, or will obtain, any and all necessary rights, clearances, permissions and local permits in connection with the Sites and the Events for FSN to exercise its rights and perform its obligations hereunder including but not limited to: (1) payment of any and all necessary fees to any entity involved in the organization of the Events; and (2) obtaining any and all rights, clearances and permissions necessary to use in the Programs all names, likenesses, trademarks, service marks or other intellectual property of the Sites, the Events and all entities related thereto. WPTE will provide to FSN upon request any documents that confirm WPTE has obtained the necessary rights to perform the Agreement.

b.       Related Party Transaction. If WPTE acquires or plans to acquire an interest in UBT then WPTE shall not agree to any increase in fees payable to, or costs recoverable by UBT, either cumulatively or in any category (e.g., club member benefits, compliance, banking, finance, revenue share) other than costs which pass through directly to members (e.g., prize pool) without full disclosure to FSN and FSN’s prior written approval. If WPTE acquires a controlling interest or majority of the equity in the operator of a Skin created on or after the Effective Date, then such Skin shall be deemed to be included within the “Website” for purposes of calculating the Fee. If WPTE acquires a controlling interest or majority of the equity in the operator of a Skin created prior to the Effective Date, then the Gross Skin Revenue payments payable by such Skin to WPTE not shall not be reduced below the payments required as of the Effective Date.

c.       FSN represents, warrants and covenants to WPTE that (i) FSN has the full power and authority to make and perform the Agreement and FSN will perform its duties hereunder in compliance with all terms and conditions herewith; (ii) the making or performance of the Agreement does not violate any agreement between FSN and any third party; and (iii) FSN will do nothing to interfere with or impair WPTE’s rights in the Agreement. FSN will provide to WPTE upon request any documents that confirm FSN has obtained the necessary rights to perform the Agreement.

14.	INDEMNIFICATION.

a.       WPTE shall at all times indemnify, defend and hold harmless FSN, its partners and all affiliated companies thereof and their respective officers, directors, partners, shareholders, employees, agents and representatives from and against any claim, demand, liability or judgment, including reasonable attorneys’ fees and court costs (i) arising out of any breach by WPTE of any representation, warranty or other obligation or provision hereof including, (ii) any distribution, licensing or sub-licensing of the Programs by WPTE except to the extent covered by FSN’s indemnification obligations, (iii) any material added by WPTE to the Programs unless requested by, or for the benefit of, FSN, or (iv) arising out of the operation or promotion of the Website or any Skin including, without limitation, WPTE’s commercial inventory promoting the Website or any Skin. This indemnity shall survive termination of the Agreement.

b.       FSN shall at all times indemnify, defend and hold harmless WPTE, its partners and all affiliated companies thereof and their respective officers, directors, partners, shareholders, employees, agents and representatives from and against any claim, demand, liability or judgment, including reasonable attorneys’ fees and court costs, arising out of (i) any breach by FSN of any representation, warranty or other obligation or provision hereof including the distribution, licensing or sub-licensing of the Programs by FSN in violation of this Agreement or (ii) any material added by FSN to the Programs unless requested by, or for the benefit of, WPTE. This indemnity shall survive termination of the Agreement.

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c.        A Party seeking indemnification will give the indemnifying Party prompt notice of any claim or litigation to which indemnity may apply. Failure to give such prompt notice will relieve the indemnifying Party of its indemnification obligations to the extent that such failure has prejudiced the indemnifying Party’s defense of such claim or litigation. The indemnifying Party has the right to assume and fully control the defense of any potentially indemnified claim or litigation and the indemnified Party will cooperate fully (at the cost of the indemnifying Party) in any defense and in the settlement of such claim or litigation.

15.	INSURANCE.

a.       Subject to the laws applicable to the Site of the applicable Event, WPTE represents, warrants and covenants that it, the third party retained by WPTE to conduct the Event, if applicable, and/or the applicable Site, as appropriate, has, or will secure at least five (5) days prior to each Event:

i.	Workers compensation (or the appropriate equivalent in the applicable jurisdiction) coverage for all persons it or the applicable Site employs in connection with such Event and the Program applicable to such Event that suffices under the laws of the jurisdiction in which those persons render services; and

ii.	General comprehensive liability insurance covering the applicable Site, including bodily injury and property damage, having a combined single limit of at least $1,000,000 for injuries to any one person and a limit of at least $2,000,000 in the aggregate with a $9,000,000 umbrella policy for injuries to any number of persons arising out of the same accident.

b.       All FSN required insurance will (i) be on an “occurrence” form, (ii) be issued by reputable insurers rated A or better by A.M. Best and Co., (iii) name Fox Entertainment Group, FSN, their parents, divisions, subsidiaries, affiliated companies, officers, directors, and employees as additional insured, (iv) be primary and not excess of or contributory to any other insurance provided for the benefit of or by FSN, and (v) provide that at least thirty (30) days advance written notice of any cancellations, non-renewal or other material change in the policy will be accorded FSN. WPTE will not make any revision, modification or cancellation of any such policy that may affect FSN’s rights without FSN’s prior written consent. Notices regarding insurance shall be sent to 10201 West Pico Blvd., Building 103, Los Angeles, California 90035, Attn: Vice President, Business & Legal Affairs, with a required copy to Fox Entertainment Group, Inc., Attn: Risk Management (FAB/120), P.O. Box 900, Beverly Hills, CA 90213 (fax: 310-369-2177). WPTE will deliver to FSN satisfactory evidence of such insurance at least five (5) days prior to the applicable Event.

c.       FSN represents, warrants and covenants that it has, or will secure at least five (5) days prior to the initial telecast of each Program, and will maintain for at least three (3) years following the initial telecast of such Program, standard errors and omissions insurance (also known as media or broadcasters' liability insurance) covering such Program. Such insurance must have limits for damages and legal defense costs and fees of at least $5,000,000.00 for any single party's claim arising out of a single occurrence and $5,000,000.00 for all claims arising out of a single occurrence.

16.       INDEPENDENT CONTRACTORS. Neither Party has the authority to bind the other Party to any agreement or other obligations, and will not attempt to do so. Nothing in this Agreement creates any partnership, joint venture or agency relationship between WPTE and FSN. Each Party is fully responsible for all persons and entities it employs or retains.

17.       FINANCIAL DISCLOSURE. WPTE shall conform with 47 U.S.C.S. § 507 and 47 U.S.C.S. § 317 concerning broadcast matter and required disclosures, insofar as that section applies to persons furnishing material for television broadcasting. WPTE hereby certifies and agrees that it has no knowledge of any information relating to any Program that is required to be disclosed under § 507 or § 317, that it will promptly disclose to FSN any such information of which it hereafter acquires knowledge and that it will not, without FSN’s prior written approval, include in any Program any matter for which any money, service, or other valuable consideration (as such terms are used in § 507 or § 317) is directly or indirectly paid or promised by a third party, or accepted from or charged to a third party.

18.       FORCE MAJEURE. If an Event is postponed or canceled, or the production or distribution of a Program in accordance with this Agreement is materially delayed, prevented or canceled, due to any act of God, fire, earthquake, flood, epidemic, inevitable accident, embargo, war, terrorism, strike or other labor dispute, fire, riot or civil commotion, government action or decree, including without limitation, action of any legally constituted authority, any judicial or executive order, or failure or delay of any transportation agency, inclement weather, failure of technical production or television equipment, or for any other reason beyond the control of WPTE or FSN, as applicable (a “Force Majeure Event”), then: (i) FSN and WPTE may determine the steps, if any, to be taken by the Parties to minimize the loss caused by such Force Majeure Event; and (ii) either Party may suspend the production, promotion and distribution obligations set forth in this Agreement and extend the Test Period, if applicable, while such Force Majeure Event continues and thereafter until normal business operations or the production or distribution of the Programs are resumed.

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19.       Termination.

a.	Either Party may terminate this Agreement upon written notice to the other Party if:

i.	the other Party breaches any material term or condition of this Agreement (except a breach by WPTE of Section 11 or Section 12 in which case FSN’s termination rights shall be as set forth in such Section) and fails to correct or cure such breach within twenty (20) business days following written notice specifying such breach or if correction or cure is not reasonably possible within such period, the breaching Party receiving such notice has begun, and at all times diligently continues, to correct or cure such breach;

ii.	the other Party applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets, or such a receiver, trustee or liquidator is appointed for the other Party;

iii.	the other Party has filed against it an involuntary petition for bankruptcy that has not been dismissed within sixty (60) days thereof; or

iv.	the other Party files a voluntary petition for bankruptcy or a petition or answer seeking reorganization, becomes or is insolvent or bankrupt, admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors.

b.       In addition to the foregoing, WPTE may terminate this Agreement:

i.	Upon written notice to FSN sent within forty-five (45) days of the end of any six (6) month period during the Regular Term, if during each of such six (6) consecutive months the Net Revenue for each such month was less than One Hundred Twenty Thousand Dollars ($120,000); provided, however, WPTE shall continue to pay FSN twenty-five percent (25%) of Net Revenues for five (5) years following such termination subject to the reduction of expenses of the nature described in Section 10. If WPTE determines to terminate this Agreement pursuant to this Section 19(b)(i) then FSN shall be allowed to continue with any previously scheduled airings of the Programs unless either Party determines, in good faith, that such airings are deemed or are threatened to be deemed to be illegal under any United States municipal, state and/or federal law and/or regulation.

ii.	Upon written notice to FSN if WPTE discontinues operation of the Website and its online paid subscription membership business; provided, however, WPTE shall pay FSN the Fee with respect to all operations of the Website prior to its complete shutdown and, if, in the twenty-four (24) months following such termination, WPTE operates, directly or through a third party, what would be a Competitive Site were the Website still in operation then FSN shall be entitled to the Fee with respect to such business (or, to the extent the Fee calculation is inapplicable to such business, forty-five percent (45%) of the revenue generated by such business actually received by WPTE subject to reduction for the expenses described in Section 10). This provision shall not prevent WPTE from replacing UBT with a different fulfillment provider. If WPTE determines to terminate this Agreement pursuant to this Section 19(b)(ii) then WPTE shall provide FSN with as much advance notice as possible and FSN shall be allowed to continue with any previously scheduled airings of the Programs unless either Party determines, in good faith, that such airings are deemed or are threatened to be deemed to be illegal under any United States municipal, state and/or federal law and/or regulation.

iii.	In the event that WPTE’s Board of Directors reasonably determines in good faith upon advice of outside counsel that (a) one or more provisions of this Agreement related to WPTE’s relationship with FSN, (b) an affiliation with FSN, or (c) individuals employed by FSN (each, a “Defect”) materially increases the jeopardy that WPTE or Lakes Entertainment, Inc. will lose a material gaming regulatory license or permit held or applied for and such Defect remains uncured for ninety (90) days after FSN’s receipt of written notice of such Defect.

c.        In addition to the foregoing and FSN’s termination rights set forth in Sections 11 and 12, FSN may terminate this Agreement:

i.	Upon thirty (30) days prior written notice to WPTE; or

ii.	Upon five (5) days prior written notice to WPTE if at any time during the Term, the provisions of this Agreement or the performance of any of the Parties hereunder conflict with FSN’s internal policies, as such policies may be revised from time to time as determined by FSN in its sole discretion.

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If FSN terminates the Agreement pursuant to Section 19(c)(i) or (ii) then upon termination (A) FSN shall immediately cease to telecast the Programs, (B) WPTE shall retain all rights to the Programs, provided, however, FSN shall remove all FSN-related references from the Programs, if any, and WPTE shall only distribute such “cleaned” versions of the Programs, (C) the exclusivity restrictions set forth in Section 9(a) shall remain in effect for two (2) years following the date of termination, and (D) WPTE shall no longer be required to pay the Fee.

d.       Termination of this Agreement shall not relieve WPTE from any payment obligations accrued prior to the effective date of such termination.

20.       REMEDIES. Except as specifically set forth herein (e.g., Section 11(d)), if either Party breaches any provision of the Agreement, the damage, if any, caused to the other thereby will not be irreparable or otherwise sufficient to entitle a Party to injunctive or other equitable relief. A Party’s rights and remedies in any such event shall be strictly limited to the rights set forth in this Agreement and the right, if any, to recover monetary damages in an action at law.

21.        CONFIDENTIALITY. FSN and WPTE will keep the existence and terms of this Agreement strictly confidential, and will not disclose the existence or substance of such terms to any entity other than the partners, shareholders, members, officers, directors, attorneys, insurance agents, employees having a need to know, and accountants of the Parties hereto without the prior written consent of the other Party, except to the extent necessary to perform the obligations of the Parties set forth herein and in the following situations (and with the earliest possible prior written notice to the other Party): (a) to comply with governmental rule, regulation (including any applicable reporting requirements of the Securities and Exchange Commission) or law or with a valid court order, in each case with confidential treatment requested and such disclosure shall be limited to such information and such portions of the Agreement that the disclosing Party is advised by counsel as legally required to be disclosed; (b) to comply with its normal reporting or review procedure of its parent company or other owners, or its auditors or its attorneys; (c) to enforce its rights under this Agreement; and (d) to prospective purchasers of a material portion of its assets or beneficial ownership interests, with confidential treatment required. Notwithstanding the foregoing, FSN and WPTE may release one or more press statements regarding this Agreement with the other Party’s prior written consent (such consent not to be unreasonably withheld).

22.       Non-Union. WPTE acknowledges that the Programs are non-union productions and that FSN is not a party to, and has no present intention of becoming a party to, any guild, collective bargaining or similar agreement that might apply to the production of the Programs.

23.       MISCELLANEOUS.

a.       Notices. All notices from either Party to the other must be given in writing and sent by registered or certified mail (postage prepaid and return receipt requested), by hand or messenger delivery, by overnight delivery service, by facsimile with receipt confirmed, to the respective addresses of WPTE and FSN listed in the Agreement. FSN’s notice shall provide duplicate notice to the attention of: Vice President, Business and Legal Affairs, c/o Fox Cable Networks, Building 103, 10201 West Pico Boulevard, Los Angeles, California 90035. WPTE’s notice shall provide duplicate notice to the attention of General Counsel, WPT Enterprises, Inc., 5700 Wilshire Boulevard, Suite 350, Los Angeles, California 90036. Any notice or report delivered in accordance with this Section will be deemed given on the date actually delivered; provided that any notice or report deemed given or due on a Saturday, Sunday or legal holiday will be deemed given or due on the next business day. If any notice or report is delivered to any Party in a manner which does not comply with this Section, such notice or report will be deemed delivered on the date, if any, such notice or report is received by the other Party.

b.       Severability. In the event that any provision of the Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Agreement shall continue in full force and effect without said provision; provided that no such severance shall be effective if it materially changes the economic benefit of the Agreement to either Party.

c.       Governing Law. Irrespective of the place of execution or performance, this Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be fully performed therein. Any court of competent jurisdiction sitting within the State of California, Los Angeles County, will be the exclusive jurisdiction and venue for any dispute arising out of or relating to the Agreement. The Parties irrevocably consent to the exclusive jurisdiction and venue of any such court, and waive any argument that such venue is not appropriate or convenient.

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d.       Assignments. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party; except that FSN may, without such consent, assign all such rights and obligations to its parent company, or any affiliate or subsidiary of FSN or in which the parent company has an ownership interest and either Party may assign all of its rights and obligations to another entity in connection with a merger, reorganization or sale of all or substantially all of the assets of such Party.

e.       Survival. The provisions of the Agreement which by their nature would ordinarily be expected to survive termination of the Agreement (including without limitation all indemnity, representations and warranties, payment and confidentiality terms hereof) shall survive the execution, delivery, suspension or termination of the Agreement or any provision hereof.

f.       Entire Agreement; Waiver; Amendments. This Agreement and any exhibits and schedules attached hereto, contains the full and complete understanding between the Parties hereto regarding the subject matter hereof and supersedes and abrogates all prior agreements and understandings, whether written or oral, pertaining thereto and cannot be modified except by a written instrument signed by each Party hereto. No waiver of any term or condition of the Agreement shall be construed as a waiver of any other term or condition; nor shall any waiver of any default under the Agreement be construed as a waiver of any other default.

g.       Construction. The Parties have participated jointly in the negotiation and drafting of the Agreement. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of the Agreement.

h.       Counterparts; Facsimile. This Agreement may be signed and accepted in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile and facsimile signatures shall be treated as original signatures for all applicable purposes.

i.       No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their permitted successors and assigns, and only in accordance with the express terms of the Agreement.

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IN WITNESS WHEREOF, WPTE and FSN hereto have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.

AGREED & ACcEptED BY:	AGREED & ACcEptED BY:

WPT ENTERPRISES, INC.	NATIONAL SPORTS PROGRAMMING

Signature:_______________	Signature: _________________

Name: Adam Pliska	Name: ____________________

Title: General Counsel	Title: _____________________

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